Exhibit 99.1

ETAME 11H FURTHER BOOSTS PRODUCTION

VAALCO ANNOUNCES ETAME 11H DEVELOPMENT WELL HAS BEEN SUCCESSFULLY COMPLETED AND PLACED ON PRODUCTION AT HIGHER THAN ANTICIPATED RATE

INITIAL FLOW RATE FROM ETAME 11H LIFTS CURRENT TOTAL COMPANY NET PRODUCTION TO 5,900 BOPD

HOUSTON – January 8, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (VAALCO or the Company) today provided an update on its 2019/2020 drilling program offshore Gabon and reported 2019 production volumes.

Highlights

•	Successfully completed the Etame 11H development well including approximately 860 feet of horizontal section in the Gamba reservoir;
•

Brought the Etame 11H well onto production in early January 2020 at a higher-than-expected stabilized initial flow rate of approximately 5,200 gross barrels of oil per day (BOPD), 1,400 net(1) BOPD to VAALCO, with no H2S;

•	Increased VAALCO’s current total Company net production to approximately 5,900 BOPD which includes production from the Etame 11H well;
•	Commenced workover of the previously shut-in Etame 10H well to restore production; and
•	Continued planning for drilling the SE Etame 4P appraisal wellbore following completion of the Etame 10H workover.

(1)	As has been disclosed in the past, all “net” production rates and volumes are VAALCO’s 31% working interest less 13% royalty payment.

Cary Bounds, Chief Executive Officer, commented, “We are very pleased with the successful results of the second development well in our 2019/2020 drilling campaign that was drilled and completed on schedule and within budget.  The high-quality reservoir we encountered in both the Etame 9H and Etame 11H wells has yielded two significant new producing wells and validated our strategy to undertake this program.

We have increased our total Company net production to approximately 5,900 BOPD which is up 70% from our 2019 full year net average production of 3,476 BOPD as a result of the Etame 9H and Etame 11H wells in addition to restoring production from the previously shut-in Etame 4H well.

We have since commenced the workover on the Etame 10H well, which if successful, could restore additional production of approximately 200 BOPD net to VAALCO.  We then plan to move the rig to the SEENT platform to drill the SE Etame 4P appraisal wellbore, which could confirm additional development well locations in the Gamba reservoir.

Our 2019/2020 drilling program is certainly delivering on its objectives through the enhancement of production and we continue to be encouraged by the recent strengthening of oil prices which bodes well for us given our predominantly fixed cost base at Etame.  As a result, we are optimistic about our outlook for 2020 and remain focused on executing on our strategic plan and delivering continued positive operational results.”

Drilling Update

VAALCO reached a total measured depth of approximately 9,022 feet in the Etame 11H development well and completed approximately 860 feet of horizontal section within the Gamba reservoir.  Similar to Etame 9H well, the initial development well in the 2019/2020 program, the horizontal section of the Etame 11H well is at the top of the Gamba structure but at a different location.

After installing production equipment, the well was brought online at a stabilized initial flow rate of approximately 5,200 BOPD gross, (1,400 BOPD net to VAALCO), with no H2S  which is significantly more than the pre-drill expected  initial flow rate of 2,500 to 3,500 gross BOPD (675 to 960 BOPD net to VAALCO).  The Etame 11H development well was drilled and completed as planned and within budget, with no safety or environmental incidents. The Etame 9H well, which came on stream with a stabilized initial flow rate of 5,500 BOPD in December, is currently producing approximately 4,200 BOPD which is in-line with expectations for wells after they are online for a similar period of time.  The Etame 11H well is expected to experience a similar decline rate during its initial month of production, and they both came online at significantly higher-than-expected rates.  The Company also recently restored production on the Etame 4H well on the same platform, that had been previously shut-in.

Shortly after completion of the Etame 11H development well, the Company began the workover of the Etame 10H well, also on the same Etame platform, to replace the electric submersible pump (ESP) which if successful, could restore additional production of approximately 735 gross BOPD, or 200 BOPD net to VAALCO.  The ESP failed in September 2019 after 4.5 years of service.

Following execution of the workover of the Etame 10H well, the Company plans to move the rig to the SEENT platform to drill the SE Etame 4P appraisal wellbore to evaluate a Gamba step out area in Southeast Etame.  Upon drilling this second appraisal wellbore, VAALCO will have satisfied the drilling commitment as part of the PSC extension that VAALCO signed in late 2018.

As previously noted, if the SE Etame 4P appraisal wellbore indicates the presence of hydrocarbons in the Gamba reservoir, then VAALCO, subject to approvals from joint interest owners and governmental authorities, plans to promptly drill a third development well, the SE Etame 4H, which will target 4.0 to 10.0 million barrels of prospective resources, as part of the ongoing 2019/2020 drilling campaign.  VAALCO is also considering using the contracted drilling rig to perform additional workovers to preemptively replace ESPs that are still operating but near the end of their design life.

Fourth Quarter and Full Year 2019 Production

The Company produced an average of 13,560 BOPD gross, (3,664 BOPD net to VAALCO) in the fourth quarter of 2019.  In the full year 2019, the Company produced an average of 12,863 BOPD gross, (3,476 BOPD net to VAALCO).  The Company’s 2019 net exit production rate was approximately 4,800 BOPD, which included the benefit of the Etame 9H and Etame 4H wells coming online in December, but not production from the Etame 11H well which came online in early 2020.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 110 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company's business plans and strategy,  prospect evaluations, prospective resources and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual future results, including project plans and schedules and resource recoveries could differ materially due to changes in market conditions affecting the oil and gas industry or long-term oil and gas price levels, political or regulatory developments, reservoir performance, the outcome of future exploration and development efforts, technical or operating factors, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes. There are no assurances the Company can develop probable or possible reserves, or that if developed, probable reserves will become producing reserves to the level of estimates.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (“SEC”) which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

References to thickness of oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

Supplemental Reserves Disclosure

This press release contains oil and gas metrics which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.